Exhibit 99.1

National Holdings Corporation Comments on B. Riley’s 13D Filing

NEW YORK, December 10, 2015 - National Holdings Corporation (NASDAQ: NHLD) ("National Holdings" or the "Company"), a full-service investment banking and asset management firm, commented on the 13D filed today by B. Riley Financial, Inc., wherein that firm disclosed an ownership interest in National Holdings and an unsolicited $3.25 per share stock for stock acquisition offer. Also disclosed in the filing was a Letter of Intent (“LOI”) signed by the two firms on November 30, 2015, whereby National granted B. Riley Financial, Inc. a 30-day exclusivity period.

“The Company agreed to the 30-day exclusivity period to give us time to evaluate the merits of the B. Riley offer, engage in negotiations and, as the proposal is for a stock transaction, to do our due diligence on B. Riley and allow them to complete their due diligence process on National” stated Robert Fagenson, National Holdings’ Executive Chairman and Chief Executive Officer. “A committee of independent directors will evaluate this offer to determine what course of action it believes would be in the best interests of our shareholders. To assist them in this evaluation process, we have hired an outside advisor.”

The execution of the letter of intent does not mean that a transaction with B. Riley will be consummated on the terms contemplated by the letter of intent or at all.

A copy of the letter of intent is included as an exhibit to the Current Report on Form 8-K that we will be filing with the Securities & Exchange Commission.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation
Robert Fagenson, Executive Chairman & Chief Executive Officer	Tel: +1 212 417 8210

LHA
Ed McGregor/Jody Burfening	Tel: +1 212 838 3777
emcgregor@lhai.com